Exhibit 99.1

PERNIX THERAPEUTICS ANNOUNCES REVERSE STOCK SPLIT AND
CORPORATE GOVERNANCE ENHANCEMENTS

MORRISTOWN, N.J., Oct. 13, 2016 (GLOBE NEWSWIRE) - Pernix Therapeutics Holdings, Inc. (NASDAQ:PTX), a specialty pharmaceutical company with a focus on Pain and CNS conditions, today announced that its Board of Directors unanimously approved a reverse split of its common stock at a ratio of 1-for-10 and a majority voting standard for the election of directors in uncontested elections.

Reverse Stock Split

As of the effective date of the reverse split, each share of issued and outstanding common stock and equivalents will be converted into 1/10th of a share of common stock. In addition, the common stock will trade under a new CUSIP number. The reverse stock split will become effective as of the close of business on October 13, 2016, with anticipated trading on the post-split basis on NASDAQ commencing at the open of the stock market on October 14, 2016. The foregoing action has been duly approved by unanimous written consent of Pernix's Board of Directors pursuant to the Maryland General Corporation Law, without stockholder approval.

As a result of the reverse stock split, the number of outstanding common shares will be reduced to approximately 9.5 million. Fractional stockholdings will be rounded up to the nearest whole number. The reverse stock split will affect all stockholders uniformly and will not affect any stockholder's ownership percentage of shares of the Company's common stock. Pernix's stockholders should contact their broker or Pernix's transfer agent, Computershare, at (855) 396-2084, for instruction relating to the reverse stock split procedures.

The purpose of the reverse stock split is to raise the per share trading price of the Company's common stock to regain compliance with the minimum $1.00 continued listing requirement for the listing of its common stock on The NASDAQ Global Market. As previously announced, in order to maintain the Company's listing on NASDAQ, on or before December 14, 2016, the Company's common stock must have a closing bid price of $1.00 or more for a minimum of 10 prior consecutive trading days.

Majority Voting Standard

The new majority voting standard, which is effective immediately and applies to all future uncontested elections, requires each director nominee to receive a majority of the votes cast to be elected to the Board of Directors. Any incumbent director who does not receive at least a majority of the votes cast in an uncontested election will be required to tender his or her resignation to the Board of Directors. Previously, under a plurality standard, candidates receiving the most votes were elected, regardless of whether those votes constituted a majority. Plurality voting will still apply in contested elections where the number of director nominees exceeds the number of directors to be elected.

"Our Board's decision to adopt a majority voting standard demonstrates our commitment to a sound governance framework," said John Sedor, Pernix Therapeutics' Chairman of the Board and Chief Executive Officer. "At our annual meeting, our stockholders indicated that majority voting was a priority. Over the past several months, we have reviewed our voting standards and concluded that adoption of majority voting is in the best interests of Pernix Therapeutics and its stockholders."

About Pernix Therapeutics

Pernix Therapeutics is a specialty pharmaceutical business with a focus on acquiring, developing and commercializing prescription drugs primarily for the U.S. market. The Company targets underserved therapeutic areas such as CNS, including neurology and pain management, and has an interest in expanding into additional specialty segments. The Company promotes its branded products to physicians through its integrated sales force and markets its generic portfolio through its wholly owned subsidiaries, Macoven Pharmaceuticals, LLC and Cypress Pharmaceutical, Inc.

To learn more about Pernix Therapeutics, visit www.pernixtx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as "estimate," "plan," "project," "forecast," "intend," "expect," "anticipate," "believe," "seek," "target" or similar expressions are forward-looking statements. These statements reflect the Company's current views, expectations and beliefs concerning future events. These forward-looking statements include statements regarding: our ability to achieve the desired effect of increasing the stock price above the $1.00 per share minimum for the requisite period so as to regain compliance with the NASDAQ continued listing requirement with respect to the trading price of its common stock. The inclusion of forward-looking statements should not be regarded as a representation by Pernix that any of its plans will be achieved. Investors should note that many factors, including the risks and uncertainties inherent in Pernix's business, as more fully described in Pernix's filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year ended December 31, 2015 and subsequent filings with the SEC, could affect the Company's future financial results and could cause actual results to differ materially from those expressed in forward-looking statements contained in this press release. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause our actual results to differ materially from expected and historical results. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

CONTACT
Investor Relations
Matthew P. Duffy, 212.915.0685
LifeSci Advisors, LLC
matthew@lifesciadvisors.com